UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 30, 2013

Internap Network Services Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31989 (Commission File Number)	91-2145721 (IRS Employer Identification Number)

One Ravinia Drive, Suite 1300, Atlanta, Georgia (Address of Principal Executive Offices)	30346 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of iWeb Group Inc.

On October 30, 2013, Internap Network Services Corporation (the “Company”) announced that it entered into a Share Purchase Agreement (the “Purchase Agreement”) to acquire all of the outstanding capital stock of iWeb Group Inc. (“iWeb”) from iWeb’s existing shareholders, consisting of Novacap Technologies III, L.P.; Caisse de depot et placement du Quebec; BCSP IW Holdings, LLC; Novacap Technologies International III SRL; Novacap Technologies International III.1, L.P.; Telebrome Inc.; Fondaction, Le Fonds de developpement de la Confederation des syndicats nationaux pour la cooperation et l’emploi and entities owned by Eric Chouinard and Martin Leclair, iWeb’s founders. Headquartered in Montreal, Quebec, iWeb is one of the largest web hosts and Internet hosting infrastructure providers in Canada.

Under the terms of the Purchase Agreement, Internap will acquire iWeb in an all-cash transaction for a total purchase price of approximately $145.0 million, subject to adjustment at closing based on certain assets, liabilities and operations of iWeb.  Internap intends to fund the acquisition through the credit facility described below.

We expect the transaction to close in December 2013, subject to the satisfaction of certain conditions to closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1, and is incorporated herein by reference.

Commitment Letter

On October 30, 2013, in connection with the acquisition of iWeb, the Company, Jefferies Finance LLC (“Jefferies Finance”), PNC Bank, National Association (“PNC”) and PNC Capital Markets LLC (“PNC Capital Markets,” and collectively with Jefferies Finance and PNC, the “Commitment Parties”) entered into a Commitment Letter pursuant to which the Commitment Parties have committed to provide up to $350.0 million in credit facilities on or after the effective time of the acquisition of iWeb for the purposes of (a) financing the acquisition; (b) refinancing substantially all of the existing funded indebtedness of the Company and (c) providing working capital of the Company and its subsidiaries and other general corporate purposes.

The Commitment Letter provides for the following facilities (each a “Credit Facility” and collectively, the “Credit Facilities”):

•	A senior secured first lien term loan facility of up to $300 million; and

•	A senior secured first lien revolving credit facility in the amount of up to $50 million.

Borrowings under the Credit Facilities are expected to bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, a base rate or an adjusted LIBOR rate (provided the adjusted LIBOR rate will not be available in connection with those loans under the revolving credit facility that are designated as swing line loans).

The applicable margin for borrowings under the Credit Facilities is expected to be between 3% and 4.25%, depending on the Credit Facility and whether interest is calculated using the base rate or the adjusted LIBOR rate. The base rate is expected to be equal to the highest of (a) the U.S. Prime Lending Rate as published in the Wall Street Journal, (b) the federal funds effective rate from time to time, plus 0.5% (c) the adjusted LIBOR rate, as defined below, for a one-month interest period, plus 1%, or (d) 2%. The adjusted LIBOR rate is expected to be equal to the higher of (x) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period (1, 2, 3 or six months), as quoted by Reuters, and (y) with respect to borrowings under the Term Loan only, 1%. The expected interest rates are subject to flex provisions. The financing commitments of the Commitment Parties are subject to various conditions set forth in the Commitment Letter.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as Exhibit 10.1, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 30, 2013, the Company issued a press release announcing the transaction described under Item 1.01 of this Current Report. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is here incorporated by reference. The information contained in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to this or such filing. The information in the attached Exhibit 99.1 shall be deemed to be “furnished” and therefore shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit
2.1	Share Purchase Agreement made as of October 30, 2013. Exhibits and schedules to this agreement are listed and identified in the agreement. Omitted exhibits and schedules will be furnished supplementally to the Commission upon request.

10.1	Commitment Letter dated October 30, 2013.

99.1	Press Release dated October 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: October 30, 2013	By:	/s/ J. Eric Cooney
J. Eric Cooney Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Purchase Agreement made as of October 30, 2013. Exhibits and schedules to this agreement are listed and identified in the agreement. Omitted exhibits and schedules will be furnished supplementally to the Commission upon request.

10.1	Commitment Letter dated October 30, 2013.

99.1	Press Release dated October 30, 2013.